Exhibit 10.1

SERVICES AGREEMENT

This SERVICES AGREEMENT (“Agreement”), effective as of May 1, 2026 entered by and between HTL Furniture Inc., a California corporation (the “HTL”), and HomesToLife Ltd, a Cayman Islands exempted company, (the “HomesToLife,” together with HTL, the “Parties” and, each, a “Party”).

WHEREAS, HomesToLife desires to engage HTL to provide services of the type typically performed by a Chief Financial Officer to be performed exclusively through HTL employee Zhengjie “Jeff” Chai (the “Chai”) and HTL desires to provide such services;

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreement contained herein, the Parties agree as follows:

1.	Interpretation.

1.1	The definitions and rules of interpretation in this Section 1 apply in this Agreement, unless such terms are otherwise defined herein or the context requires otherwise.

1.2	Definitions.

1.2.1	“Confidential Information” means confidential information and trade secrets relating to the business, products, affairs and finances of the relevant Party and its Group Companies, including, without limitation, technical data and know-how relating to the business of the relevant Party or any of its suppliers, clients, customers, agents, distributors, shareholders or management, including, without limitation, customer lists, customer requirements and specifications, designs, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development, marketing concepts, personnel matters (including employee skills and compensation), drawings, specifications, instructions, methods, processes, techniques, computer software or data of any sort developed or compiled by the relevant Party, formulae or any other information relating to the relevant Party’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof. Notwithstanding the foregoing, Confidential Information of a Party shall not include any information (i) that is generally known to the industry or the public other than as a result of the other Party’s breach of this covenant; (ii) that is made available to the other Party by a third party without that third party’s breach of any confidentiality obligation; or (iii) which was developed by the other Party outside or independent of the such first Party and the Parties’ respective obligations hereunder.

1.2.2	“Employment Agreement” means the Employment Agreement between HTL and Chai, effective as of May 1, 2026, a copy of which is annexed hereto as Exhibit 1, and any amendment thereto.

1.2.3	“Group Companies” mean, relative to a Party, that Party’s subsidiaries from time to time.

1.2.4	“Intellectual Property Rights” means patents, rights to inventions, copyright and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered, and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

1.2.5	“Management Issues” means all those matters under the Employment Agreement requiring action, investigation and/or decisions by HTL, including in particular, by way of illustration only and without limitation, the award of payments and benefits under the Employment Agreement, but not including any matters relating to the performance of the Services.

1.2.6	“Services” means the services provided by Chai for the benefit of HomesToLife and HomesToLife’s Group Companies in connection with this Agreement.

1.2.7	“Term” means the term of this Agreement as defined in Section 2.

1.3	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.4	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.5	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

2.	Term. The Term shall commence on May 1, 2026 and shall continue until terminated in accordance with Section 10 below.

3.	Services.

3.1	The Services to be provided by Chai through HTL shall be those services typically performed by a Chief Financial Officer. During the Term, Chai shall provide the Services to HomesToLife on an exclusive and full-time basis in accordance with the terms of this Agreement.

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3.2	Subject to Chai’s appointment as such (without subsequent removal) by the Board of Directors of HomesToLife, Chai shall serve as Chief Financial Officer of HomesToLife during the Term.

3.3	Chai shall provide the Services in Rancho Cucamonga, California, but may be required to travel on HomesToLife’s business as HomesToLife may from time to time require.

3.4	HTL shall use its best efforts to cause Chai to work such hours as are reasonable and necessary for the proper performance of the Services.

3.5	During the Term, HTL shall use its best efforts to cause Chai to do the following:

3.5.1	unless prevented by incapacity, to devote the whole of his working time, attention and abilities to the Services;

3.5.2	to faithfully and diligently serve HomesToLife and to use his best efforts to promote, protect, develop and extend HomesToLife’s business;

3.5.3	not to enter into any arrangement on behalf of HomesToLife which is outside the normal course of business or his normal duties or which contains unusual or onerous terms; and

3.5.4	to promptly make such reports to the Chief Executive Officer of HomesToLife on any matters concerning the affairs of HomesToLife and at such times as are reasonably required.

3.6	In the event that any of the Services are not performed to HomesToLife’s satisfaction, HomesToLife’s sole remedy shall be to terminate this Agreement.

3.7	Nothing contained herein shall be deemed to create a relationship of agency between HTL and HomesToLife for any purpose whatsoever and the Parties shall be regarded as independent contractors. Each Party shall refrain from any acts which do or may create the impression or inference that it is an agent of the other Party, and neither Party is granted any right or authority to create any obligation or responsibility, express or implied, on behalf of, or in the name of, the other Party in any manner whatsoever.

4.	Chai’s Employment.

4.1	The Employment Agreement shall remain in force during the Term. HomesToLife may require HTL to terminate or extend the Employment Agreement pursuant to its terms.

4.2	HTL shall make any necessary changes to the terms of the Employment Agreement so that Chai can provide the Services in accordance with the terms of this Agreement.

4.3	HTL shall comply with the terms of the Employment Agreement during the Term.

4.4	HomesToLife shall not, and shall not require Chai to do anything that shall, breach the Employment Agreement and shall have no authority to vary the terms of the Employment Agreement or to bind HTL, including, without limitation, regarding matters covered by the Employment Agreement. However, if HomesToLife and Chai jointly ask HTL to modify the Employment Agreement in a manner that does not adversely affect HTL, HTL shall make such modification.

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4.5	HomesToLife shall provide HTL with such information and assistance as it may reasonably require to carry out its obligations as Chai’s employer.

4.6	Chai shall not be required to undertake any work for HTL during the Term.

4.7	Any change in the Employment Agreement during the Term shall be subject to HomesToLife’s prior approval, such approval not to be unreasonably withheld or delayed.

4.8	All documents, manuals, hardware and software provided for Chai’s use by HomesToLife, and any data or documents (including copies) produced, maintained or stored on HomesToLife’s computer systems or other electronic equipment (including mobile phones), remain the property of HomesToLife.

5.	Payments.

5.1	HTL shall continue to pay Chai’s salary and any allowances, provide any benefits due to Chai or his dependents, make any payments to third parties in relation to Chai and make any deductions that it is required to make from Chai’s salary and other payments.

5.2	HomesToLife shall pay HTL the total amount paid by HTL to or in respect of Chai under the Employment Agreement or otherwise, which shall include, without limitation:

5.2.1	Chai’s Base Salary (as defined in the Employment Agreement, with any change thereto subject to the prior written approval of HomesToLife);

5.2.2	workers’ compensation premium payments due for Chai;

5.2.3	any pay in lieu of notice payments made under the Employment Agreement);

5.2.4	the Flexible Benefits (as defined in the Employment Agreement); and

5.2.5	taxes and other payments made by HTL in relation to Chai or amounts paid by HTL under the Employment Agreement.

5.3	HomesToLife shall pay HTL all out-of-pocket expenses (including attorneys’ fees) incurred by HTL in connection with the hiring of Chai, including, without limitation, legal fees and expenses incurred in connection with the negotiation and preparation of this Agreement and the Employment Agreement. Such payment(s) shall be due within 15 days after submission to HomesToLife of supporting documentation for such expenses.

5.4	HomesToLife shall reimburse Chai for all reasonable travel, accommodation and other expenses wholly, exclusively and necessarily incurred by Chai during Term in or in connection with the exercise of the Services, provided such expenses are consistent with the terms of the Employment Agreement and/or HomesToLife’s expense reimbursement policies and subject to the reimbursement procedures set forth in such policies.

5.5	HTL shall send HomesToLife an invoice each month of the Term, emailed to HomesToLife’s Head of Human Resources at sgpayroll_hr@htlinternational.com specifying the payment due under this Agreement in relation to the preceding month. Such invoices shall be payable by HomesToLife within 15 days of receipt of the invoice.

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6.	Management During the Term.

6.1	HTL shall continue to deal with any Management Issues concerning Chai during the Term, where relevant following consultation with HomesToLife.

6.2	HomesToLife shall provide any information, documentation, access to its premises and employees and assistance (including but not limited to giving witness evidence) to HTL to deal with any Management Issues concerning Chai, whether under HTL’s internal procedures or before any court.

6.3	HomesToLife shall have day-to-day control of Chai’s activities but as soon as reasonably practicable shall refer any Management Issues concerning Chai that come to its attention to HTL.

6.4	Both Parties shall inform the other as soon as reasonably practicable of any other significant matter that may arise during the Term relating to Chai or his employment.

6.5	HTL shall use its reasonable efforts to cause Chai to notify the Chief Executive Officer of HomesToLife if Chai identifies any actual or potential conflict of interest between HomesToLife and HTL during the Term.

7.	Leave.

7.1	Chai shall continue to be eligible for sick pay, holiday pay and any absence entitlements in accordance with the Employment Agreement, which, among other things, requires Chai to comply with HomesToLife’s reporting arrangements if Chai is absent from work for any reason.

7.2	HTL shall consult with HomesToLife before approving any vacation request made by Chai.

8.	Confidentiality.

8.1	The provisions in the Employment Agreement that impose confidentiality obligations concerning HomesToLife’s Confidential Information shall not be amended without HomesToLife’s express written agreement. Additionally, to the extent that HomesToLife asks HTL to amend such provisions, HTL shall use its reasonable efforts to cause Chai to agree to such amendment.

8.2	HTL shall:

8.2.1	keep confidential any Confidential Information relating to HomesToLife that it obtains as a result of provision of the Services;

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8.2.2	not use or directly or indirectly disclose any such Confidential Information (or allow it to be used or disclosed), in whole or in part, to any person without the prior written consent of HomesToLife;

8.2.3	use its best efforts to ensure that no person gets access to the Confidential Information from it, its officers, employees or agents unless authorized to do so; and

8.2.4	inform HomesToLife immediately on becoming aware, or suspecting, that an unauthorized person has become aware of such Confidential Information.

8.3	HomesToLife shall:

8.3.1	keep confidential any Confidential Information relating to HTL that it obtains as a result of provision of the Services;

8.3.2	not use or directly or indirectly disclose any such Confidential Information (or allow it to be used or disclosed), in whole or in part, to any person without the prior written consent of HTL;

8.3.3	use its best efforts to ensure that no person gets access to such Confidential Information from it, its officers, employees or agents unless authorized to do so; and

8.3.4	inform HTL immediately on becoming aware, or suspecting, that an unauthorized person has become aware of such Confidential Information.

9.	Intellectual Property.

9.1	HTL acknowledges and agrees that all Intellectual Property Rights relating to Intellectual Property (defined below) created, made or conceived by Chai (solely or jointly) in furtherance of his provision of the Services (regardless of whether such Intellectual Property was created, conceived or produced during Chai’s regular work hours or at any other time) that relates to the actual or anticipated businesses of HomesToLife and/or its Group Companies or results from or is suggested by any work performed by employees or independent contractors for or on behalf of HomesToLife or HomesToLife’s Group Companies (“HomesToLife Intellectual Property”) shall be and remain the sole and exclusive property of HomesToLife for any and all purposes and uses whatsoever as soon as Chai conceives or develops such HomesToLife Intellectual Property, and HTL hereby agrees that it shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. If for any reason such HomesToLife Intellectual Property is nevertheless deemed to be property of HTL, then HTL hereby irrevocably and unconditionally assigns all rights, title, and interest in such HomesToLife Intellectual Property to HomesToLife and agrees that HomesToLife is under no further obligation, monetary or otherwise, to HTL for such assignment. As used in this Agreement, “Intellectual Property” shall mean and include any ideas, inventions (whether or not patentable), designs, improvements, discoveries, innovations, patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, copyrights, copyrightable works, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations and properties, Confidential Information and any other patents, inventions or works of creative authorship.

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9.2	In the event that HTL owns or claims any rights to HomesToLife Intellectual Property that cannot be assigned to HomesToLife, HTL irrevocably waives all claims and the enforcement of all such rights against HomesToLife and other members of HomesToLife’s Group Companies, and their respective officers directors, assigns and licensees, and agrees, at HomesToLife’s request and expense, to consent to and join in any action to enforce HomesToLife’s interests in such HomesToLife Intellectual Property. As to any rights to HomesToLife Intellectual Property that cannot be assigned to HomesToLife or waived by HTL, HTL irrevocably grants to HomesToLife an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to license and sublicense, to reproduce, create derivative works, distribute, publicly perform and publicly display by all means now known or later developed, any and all such HomesToLife Intellectual Property.

9.3	HTL shall assist HomesToLife, and to take all reasonable steps, with securing patents, registering copyrights and trademarks, and obtaining any other forms of protection for HomesToLife Intellectual Property in the United States and elsewhere. In particular, at HomesToLife’s expense, HTL shall forthwith upon request of HomesToLife execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as HomesToLife may reasonably request in order (i) to vest in HomesToLife all of HTL’s right, title, and interest in and to such HomesToLife Intellectual Property, free and clear of liens, mortgages, security interests, pledges, charges, and encumbrances (“Liens”) and (ii), if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as HomesToLife shall determine. In the event that HTL is unable or unavailable or shall refuse to sign any lawful or necessary documents required in order for HomesToLife to apply for and obtain any copyright or patent with respect to any work performed by Chai in the course of providing the Services (including applications or renewals, extensions, divisions or continuations), HTL hereby irrevocably designates and appoints HomesToLife and its duly authorized officers and agents as HTL’s agents and attorneys-in-fact to act for and in HTL’s behalf, and in HTL’s place and stead, to execute and file any such applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of copyrights and patents with respect to such HomesToLife Intellectual Property with the same legal force and effect as if executed or undertaken by HTL.

10.	Termination.

10.1	HTL may terminate this Agreement with immediate effect without notice:

10.1.1	on the termination of the Employment Agreement;

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10.1.2	if HomesToLife is guilty of any serious or (after warning) repeated breach of the terms of this Agreement; or

10.1.3	if HomesToLife becomes bankrupt or makes any arrangement or composition with or for the benefit of its creditors.

10.2	HomesToLife may terminate this Agreement with immediate effect without notice:

10.2.1	on the termination of the Employment Agreement;

10.2.2	if HTL is guilty of any serious or (after warning) repeated breach of the terms of this Agreement; or

10.2.3	if HTL becomes bankrupt or makes any arrangement or composition with or for the benefit of its creditors.

10.3	Any delay by HTL or HomesToLife in exercising its respective right to terminate this Agreement under this Section 10 shall not constitute a waiver of such rights.

11.	Obligations Following Termination. On termination of this Agreement, HTL shall use its reasonable efforts to cause Chai:

11.1	to deliver to HomesToLife all documents (including, but not limited to, correspondence, lists of clients or customers, plans, drawings, accounts and other documents of whatsoever nature and all copies thereof, whether on paper, computer disc or otherwise) made, compiled or acquired by them during the Term and relating to the business or affairs of HomesToLife, HomesToLife’s Group Companies or its or their clients, customers or suppliers and any other property of HomesToLife and HomesToLife’s Group Companies which is in their possession, custody, care or control;

11.2	to irretrievably delete any information relating to the business of HomesToLife and HomesToLife’s Group Companies stored on any magnetic or optical disc or memory and all matter derived from such sources which is in their possession, custody, care or control outside the premises of HomesToLife; and

11.3	to confirm in writing and produce such evidence as is reasonable to prove compliance with HTL’s obligations under this Section 11.

12.	Liability.

12.1	HomesToLife shall take out and maintain in full force with a reputable insurance company for the Term adequate insurance cover for any loss, injury and damage caused by or to Chai during the Term.

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12.2	During the Term, HomesToLife shall fulfill all duties relating to Chai’s health, safety and welfare as if it was their employer and shall comply with HTL’s reasonable requests in connection with HTL’s duties in relation to Chai.

12.3	HomesToLife acknowledges that HTL is not responsible for the way in which Chai provides the Services and waives all and any claims that it may have against HTL arising out of any act or omission of Chai during the Term.

12.4	HomesToLife shall indemnify and defend HTL fully, and keep HTL indemnified fully, at all times against any loss, injury, damage or costs suffered, sustained or incurred by:

12.4.1	Chai in relation to any loss, injury, damage or costs arising out of any act or omission by HomesToLife or its employees or agents during the Term; or

12.4.2	a third party, in relation to any loss, injury, damage or costs arising out of any act or omission of Chai during the Term.

12.5	HomesToLife shall indemnify and defend HTL fully, and keep HTL indemnified fully, at all times against any claim or demand by Chai arising out of their employment by HTL or its termination during the Term (except for any claim that HTL has failed to pay Chai’s salary and any allowances, provide any benefits due to Chai or his dependents, make any payments to third parties in relation to Chai or make any deductions that it is required to make from Chai’s salary and other payments).

12.6	HTL represents and warrants to HomesToLife that, during the Term, it shall maintain, for the benefit of Chai, all legally required workers’ compensation insurance.

13.	Miscellaneous.

13.1	Notices.

13.1.1	Any notice given under this Agreement shall be in writing and signed by or on behalf of the Party giving it and shall be served by delivering it personally, or sending it by pre-paid recorded delivery or registered post to the relevant Party at its registered office for the time being or by sending it by the email address notified by the relevant Party to the other Party. Any such notice shall be deemed to have been received:

A.	if delivered personally, at the time of delivery;

B.	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting; and

C.	in the case of email, at the time of transmission.

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13.1.2	In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post or that the notice was transmitted by email to the email address of the relevant Party.

13.2	Entire Agreement.

13.2.1	This Agreement, together with the exhibits hereto, constitute the entire agreement between the Parties relating to subject matter of this Agreement and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to such subject matter.

13.2.2	Each Party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

13.2.3	The only remedy available to either Party for breach of this Agreement shall be for breach of contract under the terms of this Agreement.

13.2.4	Nothing in this Agreement shall limit or exclude any liability for fraud.

13.3	Waivers and amendments. This Agreement may be altered, amended, modified, superseded or cancelled, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party alleged to have waived compliance. Any such signature of the Company must be by an authorized signatory for the Company. No delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

13.4	Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

13.5	Third Party Rights. Except as may be expressly provided herein, a person who is not a party to this Agreement shall not have any rights to enforce any term of this Agreement. The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

13.6	Choice of Law and Forum. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, without regard to its conflict-of-law principles. The Parties agree that any dispute concerning or arising out of this Agreement (or termination thereof) or the provision of Services hereunder shall be litigated exclusively in an appropriate state or federal court in or closest to Rancho Cucamonga, California and hereby consent, and waive any objection, to the jurisdiction of any such court.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

HTL FURNITURE INC.		HOMESTOLIFE LTD

By:	/s/ Phua Yong Tat	By:	/s/ Phua Mei Ming
Name:	Phua Yong Tat	Name:	Phua Mei Ming
Title:	Group CEO	Title:	CEO

[Signature page to Services Agreement.]

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